Exhibit 1.2

QUEBECOR WORLD INC.

AMENDED AND RESTATED BY-LAW ONE
ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 22, 2004
RATIFIED BY THE SHAREHOLDERS ON MAY 5, 2004

MEETINGS OF SHAREHOLDERS AND DIRECTORS,
COMMITTEES AND OTHER MATTERS

ARTICLE l.               MEETINGS OF SHAREHOLDERS.

1.1           Place, Time and Notice. Meetings of shareholders of the Corporation shall be held at the registered office of the Corporation or at such other place and at such time as the Board of Directors, the Chief Executive Officer or the President may determine, from time to time.

1.2           Electronic Meetings. If the directors of the Corporation call a meeting of shareholders pursuant to the laws governing the Corporation, those directors may determine that the meeting shall be held in accordance with the regulations, if any, governing the Corporation entirely by means of telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

1.3           Chairman. Subject to the provisions of any resolution of the Board of Directors, the Chairman of the Board or, in his absence or inability or refusal or failure to act, a Vice or Deputy Chairman of the Board or, in his absence or inability or refusal or failure to act, the President or, in his absence or inability or refusal or failure to act, the Vice-President or, if there be more than one Vice-President, that one of them who may have been designated for the purpose by the Board of Directors, shall preside at all meetings of shareholders. All of the foregoing officers may attend such meetings but no Vice-President shall act as chairman if the Board of Directors shall have determined that he shall not so act. If all of the foregoing officers be absent or unable or refuse or fail to act, the persons present may choose a chairman.

The chairman of any meeting of shareholders shall conduct the procedure thereat in all respects and his decision on all matters, including, but without in any way limiting the generality of the foregoing, any question regarding the validity or invalidity of any proxy, shall be conclusive and binding upon the shareholders. A declaration by the chairman at any meeting that a resolution has been carried or carried unanimously or carried by any particular majority or lost or not carried by a particular majority shall be conclusive evidence of such fact.

The chairman of any meeting of shareholders may, in his discretion, order a ballot. Moreover, any shareholder or its representative, where the shareholder is a body corporate or an association, or his proxyholder, either before or after any vote by show of hands, may require a ballot on any question at any time before the termination of the meeting. A demand for a ballot may be withdrawn.

If at any meeting a ballot is to be taken, it shall be taken in such manner and either at once or after adjournment as the chairman directs. The result of a ballot shall be deemed to be a resolution of the meeting at which the ballot was taken whether or not a vote on a show of hands had previously been taken on the same question.

The chairman of any meeting of shareholders may appoint up to two (2) persons, who may but need not be directors, officers, employees or shareholders of the Corporation, to act as scrutineers at such meeting.

1.4           Quorum. The holder or holders of not less than ten (10) per cent of the outstanding shares of the Corporation carrying voting rights at the meeting, present in person or represented by proxy or by an authorized representative, shall constitute a quorum.

The quorum at any reconvened meeting of shareholders so adjourned is fixed at one (1) shareholder present or represented in accordance with this By-Law. The reconvened meeting may then proceed to examine and dispose of the business for which it was called.

1.5           Voting Rights. At all meetings of shareholders, every shareholder entitled to vote thereat, whether present in person or by proxyholder, or, in the case of a body corporate or association by a duly authorized representative, shall be entitled to one (1) vote for each Subordinate Voting Share and to ten (10) votes for each Multiple Voting Share; if, however, in virtue of the law or the articles of the Corporation another scale of voting rights is fixed with respect to a particular matter or to another class of shares, such scale of voting shall be adopted.

1.6           Particulars of Proxies. The directors may also permit particulars of proxies for use at or in connection with any such meeting which have been deposited with the Corporation or its agent at a place other than the place of such meeting to be cabled, telecopied or telegrammed to the secretary of the Corporation prior to such meeting. In such event, such proxies, if otherwise in order, shall be valid and any votes cast in accordance therewith shall be counted.

ARTICLE 2.              MEETINGS OF DIRECTORS.

2.1.          Place, Time and Notice. Immediately after the annual meeting of shareholders in each year, a meeting of such of the newly elected directors as are then present may be held, provided that they shall constitute a quorum, without notice, for the appointment of officers of the Corporation and the transaction of such other business as may come before the meeting.

Subject to the provisions of any resolution of the Board of Directors, meetings of the Board of Directors may be called at any time by the Chairman of the Board or a Vice or Deputy Chairman of the Board or the President or any Vice-President who is a director or any two directors and notice of the time and place for holding any meeting of the Board of Directors shall be given at least twelve (12) hours prior to the time fixed for the meeting. Any meeting so called may be held at the registered office of the Corporation or any other place which shall have been fixed by the Board of Directors.

The Board of Directors may also from time to time provide for the holding of regular meetings of the Board of Directors at such place, within or without Canada, with or without notice, as may be determined by resolution.

2.2.          Chairman. Subject to the provisions of any resolution of the Board of Directors, the Chairman of the Board or, in his absence or inability or refusal or failure to act, any Vice or Deputy Chairman of the Board or, in his absence or inability or refusal or failure to act, the President or, in his absence or inability or refusal or failure to act, the Vice-President or, if there be more than one Vice-President, that one of them who may have been designated for the purpose by the Board of Directors, shall preside at all meetings of the Board of Directors; provided that neither the President nor any Vice-President shall so act unless he is a director. If all of the foregoing officers be absent or unable or refuse or fail to act, the directors present may choose a chairman from among their number. The chairman at any meeting of directors may vote as a director.

2.3.          Quorum. Except where the Corporation has only one director, the Board of Directors may, from time to time, fix by resolution the quorum for meetings of the Board of Directors but until otherwise fixed a majority of directors in office, from time to time, shall constitute a quorum.

ARTICLE 3.              COMMITTEES

3.1           Election. The Board of Directors may, from time to time, appoint from their number committees of directors, however designated, containing such proportion of Canadian residents as may be required by law.

3.2           Chairman, Quorum and Procedure. Subject to the provisions of any resolution of the Board of Directors, any committee of directors shall have the power to appoint a chairman and a vice or deputy chairman, to fix its quorum, which quorum shall consist of not less than a majority of its members, and to determine its procedure.

3.3           Secretary. The secretary of the Corporation shall act as secretary of each committee of directors unless some other secretary be appointed by the committee.

3.4           Powers. The Board of Directors may delegate to any such committee of directors any of the powers of the board except those which by law a committee of directors has no authority to exercise.

3.5.          Proceedings open to the Board. All proceedings of committees of directors shall be open to the examination of the Board of Directors of the Corporation and shall be reported to the Board of Directors if and when the Board of Directors so directs.

3.6.          Meetings. Meetings of committees of directors may be held at the registered office of the Corporation or at such other place within or without Canada as a committee may from time to time determine. Meetings of a committee may be called by or by the order of the president, the chairman of the committee, the vice- chairman or any two (2) members thereof.

3.7.          Remuneration. The members of a committee of directors shall be entitled to receive such remuneration for their services as members of the committee as the directors may from time to time determine.

3.8.          Removal and Replacement. The directors may from time to time remove any member of a committee of directors from office.

The directors may also from time to time fill any vacancy which may occur in the membership of a committee.

ARTICLE 4.              OTHER MATTERS

4.1.          Indemnification. The Corporation shall, to the full extent provided by law, indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

4.2.          Advance of Costs. The Corporation shall, to the full extent provided by law, advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in section 4.1. The individual shall repay the moneys if the individual does not fulfill the conditions prescribed by law permitting the Corporation to indemnify such individual.